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                       VALUE LINE AGGRESSIVE INCOME TRUST
                SCHEDULE FOR COMPUTATION OF PERFORMANCE QUOTATION

                                   EXHIBIT 16


Year(s) Ended 01/31/97:            1 year           5 years       10 years
                                ------------     -----------     ------------

Initial Investment:                1,000            1,000           1,000
Balance at End of Period:          1,181            1,820           2,352
Change:                              181              820           1,352

Percentage Change:                 18.12%            81.99%        135.21%

Average Annual Total Return:       18.12%            12.72%          8.93%